LOAN AGREEMENT



    THIS AGREEMENT made as of the 23rd day of March, 1999 by and between AMERICAN CARD TECHNOLOGY, INC., a Delaware corporation with its principal office at 1355 Terrell Mill Road, Building 1462, Suite 200, Marietta, Georgia, 30067 (the "Company"), and BUTTERFLY LTD. TRUST, a trust organized under the laws of the British West Indies, having an office at P.O. Box 2471, Providenciales, Turks and Caicos Islands, British West Indies (hereinafter referred to as "Lender").


                      W I T N E S S E T H :


    WHEREAS, the Company desires to borrow up to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (hereinafter referred to as the "Loans") from Lender, and Lender is willing to make the Loans to the Company, on the terms and conditions and in reliance on the representations and warranties of the Company hereinafter set forth.

    NOW, THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

    1. Representations and Warranties. The Company represents and warrants to Lender that:

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary;

         (b) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Lender by the Company pursuant to the terms hereof, have been duly authorized, are each valid, legal and binding upon it and enforceable in accordance with their respective terms;

         (c) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Lender by the Company pursuant to the terms hereof, the consummation of the transactions herein contemplated, the fulfillment of or compliance with the terms and provisions hereof and of each and every other instrument, agreement or document required to be executed and delivered to Lender by the Company pursuant to the terms hereof, are within its powers, are not in contravention of any provisions of its certificate of incorporation or any amendments thereto, or of its by-laws.

    2. Amount and Terms of Loans. Pursuant to the terms of this Agreement Lender may, in the exercise of its sole discretion, make Loans to the Company upon request of the Company, which on a cumulative basis do not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). The Loans, and each of them, shall be upon the following terms and conditions:

         (a) The maximum aggregate principal amount of the Loans which Lender may from time to time lend to the Company shall be in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), and shall be evidenced by a promissory grid note (the "Note") with appropriate insertions of names, dates and amounts. The Loans shall bear interest at a rate per annum equal to ten percent (10%). Interest shall be charged on the principal balance outstanding on the basis of the actual number of days elapsed computed on the basis of a three hundred sixty (360) day year. Interest shall be due and payable, in arrears on the Maturity Date (as hereinafter defined);

         (b) In the event that the Company desires a loan hereunder, the Company shall request the same by delivering to Lender a request for advance, signed by the Chief Financial Officer of the Company, with appropriate insertions of dates and amounts. Such request may be conveyed to Lender by facsimile transmission, in which case Lender shall be entitled to rely upon such facsimile transmission. The Company agrees to indemnify Lender if it should have so relied in good faith to its detriment, for losses and expenses, if any, arising from such reliance.

         (c) Commencing on the date in which the Company first realizes Gross Profits (as hereinafter defined) after the closing of the Company's contemplated initial public offering, payments in an amount equal to Gross Profits for the immediately preceding calendar month shall be due and payable to Lender. Such payments shall be applied first to accrued interest and then to reduce the principal balance of the indebtedness evidenced by this Note. For purposes hereof, "Gross Profits" shall mean gross receipts less cost of goods sold. Notwithstanding the foregoing, the outstanding principal amount, together with all accrued but unpaid interest thereon, shall be due and payable in full on June 30, 2001 (the "Maturity Date"); and

         (d) The Company shall have the right to prepay the outstanding principal amount of this Note, in whole or in part, at any time.

    3. Default Provisions. Any one or more of the following shall constitute an Event of Default under this Agreement and the Note:

         (a) the institution of any bankruptcy proceedings against the Company and a failure to have such proceedings dismissed within a period of sixty (60) days;

         (b) the institution of any voluntary bankruptcy proceedings by the Company;

         (c)  the Company ceases to do business; or

         (d) the Company dissolves or otherwise terminates its corporate existence.

    4.   General Provisions.

         (a) This Agreement shall survive until the Loans have been paid in full;

         (b) This Agreement is an integrated document and all terms and provisions are embodied herein and shall not be varied by parol;

         (c) It is the specific desire and intention of the parties that it shall in all respects be construed under the laws of the State of Georgia;

         (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that the Company shall not assign, voluntarily, by operation of law or otherwise, any of its rights hereunder without the prior written consent of Lender and any such attempted assignment without such consent shall be null and void.


    IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, as of the day and year first above written.


                              AMERICAN CARD TECHNOLOGY, INC.



                              By:  /S/ LAWRENCE O. PERL
                                   --------------------

                                   Lawrence O. Perl
                                   Its Chief Executive Officer


                               BUTTERFLY LTD. TRUST



                               By:  /S/ HEMERICK KASSIN
                                    ---------------------
                                    Hemerick Kassin
                                    Its Vice President

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